Exhibit 10.a

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into on August 28, 2012 (the “Effective Date”), by and between First Bancorp (the “Company”), and Richard H. Moore (“Employee”).

The Company desires to employ Employee and Employee desires to accept such employment on the terms set forth below.

In consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Company and Employee agree as follows:

1.             EMPLOYMENT. Employee’s employment shall be subject to the terms and conditions set forth in this Agreement.

2.             NATURE OF EMPLOYMENT/DUTIES. Employee shall serve as President and Chief Executive Officer of the Company. He shall report to the Company’s Board of Directors (the “Board”) and shall have such responsibilities and authority as the Board may designate from time to time consistent with his title and position.

2.1             Employee shall perform all duties and exercise all authority in accordance with, and otherwise comply with, all Company policies, procedures, practices and directions.

2.2             Employee shall devote substantially all working time, best efforts, knowledge and experience to perform successfully his duties and advance the Company’s interests. During his employment, Employee shall not engage in any other business activities of any nature whatsoever for which he receives compensation without the Board’s prior written consent; provided, however, this provision does not prohibit him from personally owning and trading in stocks, bonds, securities, real estate, commodities or other investment properties for his own benefit and which do not create actual or potential conflicts of interest with the Company, or from serving on the boards of directors of other entities as long as such entities do not compete with the Company and such board service furthers the interests of the Company. Employee must notify the Chairman of the Company’s Board annually of any such board service.

3.             COMPENSATION.

3.1             Base Salary. Employee’s annual base salary for all services rendered shall be Four Hundred Seventy- Five Thousand and 00/100 Dollars ($475,000.00) (less applicable taxes and withholdings) payable in accordance with the Company’s customary payroll practices as they may exist from time to time (“Base Salary”). The Employee’s Base Salary may be reviewed and increased or decreased by the Board, annually at its discretion, in accordance with the Company’s policies, procedures and practices as they may exist from time to time.

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3.2             Annual Bonus. Employee shall be eligible for an annual bonus of up to Six Hundred Thousand and 00/100 Dollars ($600,000.00) (“Annual Bonus”). The Annual Bonus shall be awarded in accordance with the terms of the Performance Incentive Plan, attached as Exhibit A. The Annual Bonus shall be provided to Employee provided that Employee is employed by the Company on the last day of the fiscal year for which the award was earned. The Annual Bonus shall be payable no later than two and one-half months following the end of the fiscal year for which it was earned.

3.3             Long-Term Incentive. On the Effective Date, Employee shall be entitled to two performance-based equity awards. The first of these awards shall be an option to acquire 75,000 shares of the Company’s common stock and shall be subject to the terms and conditions of the Stock Option Award Agreement attached hereto as Exhibit B. This option shall vest in full if, as of December 31, 2014, Employee continues to be an employee of the Company and the Company has achieved the target earnings established with respect to the option, and if those target earnings have not been achieved by that date, no part of the option will vest. The second of these awards shall be 40,000 shares of restricted stock and shall be subject to the terms and conditions of the Restricted Stock Award Agreement attached hereto as Exhibit C. The restricted stock shall vest in full if, as of December 31, 2015, Employee continues to be an employee of the Company and the Company has achieved the target earnings established with respect to the restricted stock, and if those target earnings have not been achieved by that date, none of the restricted stock will vest.

3.4             Benefits. Employee may participate in all medical, dental, disability, insurance, 401(k), vacation and other employee benefit plans and programs which may be made available from time to time to Company employees at Employee’s level; provided, however, that Employee’s participation is subject to the applicable terms, conditions and eligibility requirements of these plans and programs as they may exist from time to time. The Company shall reimburse Employee for costs he incurs to participate in the North Carolina State Health Plan (“State Health Plan”) rather than the Company’s group health plans. All such reimbursements shall be made no later than March 15 of the year following the year in which Employee incurred the expense. Nothing in this Agreement shall require the Company to create, continue or refrain from amending, modifying, revising or revoking any of its group plans, programs or benefits that are offered to employees. Employee acknowledges that the Company, in its sole discretion, may amend, modify, revise or revoke any such group plans, programs or benefits and any amendments, modifications, revisions and revocations of these plans, programs and benefits shall apply to Employee.

3.5             Business Expenses. Employee shall be reimbursed for reasonable and necessary expenses actually incurred by him in performing services under this Agreement in accordance with and subject to the terms and conditions of the applicable Company reimbursement policies, procedures and practices as they may exist from time to time. All such reimbursements shall be made no later than March 15 of the year following the year in which Employee incurred the expense.

3.6             Office Costs. Employee shall maintain an office in Raleigh, North Carolina and the Company shall be responsible for the costs of that office.

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3.7             Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Employee pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations of that Act, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement). Employee shall, upon written demand by the Company, promptly repay any such incentive-based compensation or other compensation, or take such other action as the Company may require for compliance with this Section.

4.             TERM OF EMPLOYMENT AND TERMINATION. The initial term of this Agreement and Employee’s employment hereunder shall be the one-year period commencing on the Effective Date and terminating on the first anniversary of the Effective Date (the “Initial Term”), provided that, on such anniversary of the Effective Date and on each annual anniversary thereafter, this Agreement shall automatically renew for successive one year periods on the same terms and conditions set forth herein unless: (a) earlier terminated or amended as provided herein or (b) either party gives the other written notice of non-renewal at least sixty (60) days prior to the end of the Initial Term or any renewal term of this Agreement. The Initial Term and all applicable renewals thereof are referred to herein as the “Term.”

4.1             Without Cause, Upon Notice. Either the Company or Employee may terminate Employee’s employment and this Agreement without Cause at any time upon giving the other party thirty (30) days written notice.

4.2             For Cause. The Company may terminate Employee’s employment and this Agreement immediately without notice at any time for “Cause,” which shall mean the following: (i) Employee’s demonstrated gross negligence or willful misconduct in the execution of his duties; (ii) Employee’s refusal to comply with the Company’s policies, procedures, practices or directions, after notice and opportunity to cure within fifteen (15) days after such notice; (iii) Employee’s commission of an act of dishonesty or moral turpitude; (iv) Employee’s being convicted of a felony; or (v) Employee’s breach of this Agreement.

4.3             By Death or Disability. Employee’s employment and this Agreement shall terminate upon Employee’s Disability or death. For purposes of this Agreement, “Disability” shall mean Employee’s physical or mental inability to perform substantially all of Employee’s duties, with or without reasonable accommodation, for a period of ninety (90) days, whether or not consecutive, during any 365-day period, as determined in the Company’s reasonable discretion and in accordance with any applicable law. The Company shall give Employee written notice of termination for Disability and the termination shall be effective as of the date specified in such notice.

4.4             Following a Change in Control, by Employee for Good Reason. Following a Change in Control, as defined herein, Employee may terminate his employment and this Agreement if he has “Good Reason” to do so.

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For purposes of this Agreement, “Good Reason” shall mean: (i) a material diminution in Employee’s authority, duties, or responsibilities from such immediately prior to the Change in Control; (ii) a material change in the geographic location at which Employee must perform his services under this Agreement; and (iii) any other action or inaction that constitutes a material breach by the Company of this Agreement. Provided that, in order for Employee to be able to terminate for Good Reason, Employee must first provide notice to the Company of the condition Employee contends constitutes Good Reason within thirty (30) days of the initial existence of such condition, and the Company must have thirty (30) days in which to remedy the condition, and further, if the condition is not remedied, Employee must terminate his employment within thirty (30) days of the end of the Company’s thirty (30) day remedy period.

4.5           Survival. Section 6 (Confidential Information, Company Property and Competitive Business Activities) of this Agreement shall survive the termination of Employee’s employment and/or the termination of this Agreement, regardless of the reasons for such termination.

5.             COMPENSATION AND BENEFITS UPON TERMINATION.

5.1          By the Company for Cause or by Employee by Notice of Non-Renewal or Without Cause. If Employee’s employment and this Agreement are terminated by the Company for Cause or by Employee by notice of non-renewal or pursuant to Section 4.1 (Without Cause, Upon Notice), then the Company’s obligation to compensate Employee ceases on the effective termination date except as to amounts of Base Salary earned, but unpaid as of the effective termination date.

5.2          By the Company Without Cause. If the Company terminates Employee’s employment and this Agreement without Cause, then the Company shall:

(i)	pay Employee any earned, but unpaid compensation due as of the effective termination date; and
(ii)	pay Employee a lump sum amount equal to the greater of his then-current Base Salary for three (3) months or the then remaining period of the Term (less applicable taxes and withholdings) and shall reimburse Employee for costs he incurs to continue his participation in the State Health Plan for the period of time equal to the period of time used to calculate the severance pay. Said lump sum payment shall be made on the date immediately following the date on which the required release of claims becomes effective. All such reimbursements shall be made no later than March 15 of the year following the year in which Employee incurred the expense. Said payment and reimbursements are subject to the conditions set forth in Section 5.5 below.

5.3          By the Company by Notice of Non-Renewal or for Disability. If the Company terminates Employee’s employment and this Agreement by notice of non-renewal or for Disability, then the Company shall:

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(i)	pay Employee any earned, but unpaid compensation due as of the effective termination date; and
(ii)	pay Employee a lump sum amount equal to his then-current Base Salary for three (3) months (less applicable taxes and withholdings). Said lump sum payment shall be made on the date immediately following the date on which the required release of claims becomes effective. Said payment is subject to the conditions set forth in Section 5.5 below.

5.4          Following a Change in Control, by the Company Without Cause or by Notice of Non-Renewal or by Employee for Good Reason. If the Company terminates Employee’s employment without Cause or by notice of non-renewal or if Employee terminates for Good Reason within twelve (12) months following a Change in Control (as defined below), then Employee shall be entitled to receive:

(i)	any earned, but unpaid compensation due as of the effective termination date; and
(ii)	a lump sum payment equal to two (2) times his then current Base Salary (less applicable taxes and withholdings); and, the Company shall continue to reimburse Employee for costs he incurs to continue his participation in the State Health Plan for twelve (12) months. Said lump sum payment shall be made on the date immediately following the date on which the required release of claims becomes effective. All such reimbursements shall be made no later than March 15 of the year following the year in which Employee incurred the expense. Said payment and reimbursements are subject to the conditions set forth in Section 5.5 below.

For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred on:

(i)	the date on which any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than the Company or any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company’s common stock, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than 40% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company; or
(ii)	the date on which (i) the Company merges with any other entity, (ii) the Company enters into a statutory share exchange with another entity, or (iii) the Company conveys, transfers or leases all or substantially all of its assets to any person; provided, however, that in the case of subclauses (i) and (ii), a Change of Control shall not be deemed to have occurred if the shareholders of the Company immediately before such transaction own, directly or indirectly immediately following such transaction, more than 60% of the combined voting power of the outstanding securities of the corporation resulting from such transaction in substantially the same proportions as their ownership of securities immediately before such transaction.
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5.5             Required Release. The Company’s obligation to provide any payment or reimbursement under Sections 5.2(ii), 5.3(ii), or 5.4(ii), is conditioned upon Employee’s execution of an enforceable release of all claims and his compliance with Section 6 of this Agreement. If Employee chooses not to execute such a release or fails to comply with that Section, then the Company’s obligation to compensate him ceases on the effective termination date except as to amounts due at that time. The release of claims shall be provided to Employee within seven (7) days of his separation from service and Employee must execute it within the time period specified in the release (which shall not be longer than forty-five (45) days from the date of receipt). Such release shall not be effective until any applicable revocation period has expired. Any payments subject to the release, shall be made or commence, as applicable, within sixty (60) days of Employee’s separation from service with the Company and, if the sixty (60) day period begins in one taxable year and ends in another taxable year, no payment shall be made until the beginning of the second taxable year.

5.6             Benefits in lieu of Other Severance. Employee is not entitled to receive any compensation or benefits upon his termination except as: (i) set forth in this Agreement; (ii) otherwise required by law; or (iii) otherwise required by any employee benefit plan in which he participates with the following exception. The benefits afforded Employee under this Agreement are in lieu of any severance benefits to which he otherwise might be entitled pursuant to a severance plan, policy and practice. Nothing in this Agreement, however, is intended to waive or supplant any death, disability, retirement, 401(k) pension benefits, or group health continuation rights, if any, to which he may be entitled under employee benefit plans in which he participates.

6.             TRADE SECRETS, CONFIDENTIAL INFORMATION, COMPANY PROPERTY AND COMPETITIVE BUSINESS ACTIVITIES. Employee acknowledges that: (i) by virtue of his senior management and key leadership position with the Company, Employee has had and will continue to have access to Trade Secrets and Confidential Information, as defined below; (ii) the Company has business operations in multiple states and is engaged in the business of providing financial services and products in retail, commercial, and corporate banking (the “Business”); and (ii) the provisions set forth in this Confidential Information, Company Property and Competitive Business Activities Section are reasonably necessary to protect the Company’s legitimate business interests, are reasonable as to time, territory and scope of activities which are restricted, do not interfere with public policy or public interest and are described with sufficient accuracy and definiteness to enable him to understand the scope of the restrictions imposed upon him.

6.1             Trade Secrets and Confidential Information. Employee acknowledges that: (i) the Company will disclose to him certain Trade Secrets and Confidential Information; (ii) Trade Secrets and Confidential Information are the sole and exclusive property of the Company (or a third party providing such information to the Company) and the Company or such third party owns all worldwide rights therein under patent, copyright, trade secret, confidential information, or other property right; and (iii) the disclosure of Trade Secrets and Confidential Information to Employee does not confer upon him any license, interest or rights of any kind in or to the Trade Secrets or Confidential Information.

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6.1.1             Employee may use the Trade Secrets and Confidential Information only in accordance with applicable Company policies and procedures and solely for the Company’s benefit while he is employed or otherwise retained by the Company. Except as authorized in the performance of services for the Company, Employee will hold in confidence and not directly or indirectly, in any form, by any means, or for any purpose, disclose, reproduce, distribute, transmit, or transfer Trade Secrets or Confidential Information or any portion thereof. Upon the Company’s request, Employee shall return Trade Secrets and Confidential Information and all related materials.

6.1.2             If Employee is required to disclose Trade Secrets or Confidential Information pursuant to a court order or other government process or such disclosure is necessary to comply with applicable law or defend against claims, he shall: (i) notify the Company promptly before any such disclosure is made; (ii) at the Company’s request and expense take all reasonably necessary steps to defend against such disclosure, including defending against the enforcement of the court order, other government process or claims; and (iii) permit the Company to participate with counsel of its choice in any proceeding relating to any such court order, other government process or claims.

6.1.3             Employee’s obligations with regard to Trade Secrets shall remain in effect for as long as such information shall remain a trade secret under applicable law.

6.1.4             Employee’s obligations with regard to Confidential Information shall remain in effect while he is employed or otherwise retained by the Company and for fifteen (15) years thereafter.

6.1.5             As used in this Agreement, “Trade Secrets” means information of the Company, suppliers, customers, or prospective or customers, including, but not limited to, data, formulas, patterns, compilations, programs, devices, methods, techniques, processes, financial data, financial plans, product plans, or lists of actual or potential customers or suppliers, which: (i) derives independent actual or potential commercial value, from not being generally known to or readily ascertainable through independent development by persons or entities who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

6.1.6             As used in this Agreement, “Confidential Information” means information other than Trade Secrets, that is of value to its owner and is treated as confidential, including, but not limited to, future business plans, marketing campaigns, and information regarding employees, provided, however, Confidential Information shall not include information which is in the public domain or becomes public knowledge through no fault of Employee.

6.2             Company Property. Upon the termination of his employment or upon Company’s earlier request, Employee shall: (i) deliver to the Company all records, memoranda, data, documents and other property of any description which refer or relate in any way to Trade Secrets or Confidential Information, including all copies thereof, which are in his possession, custody or control; (ii) deliver to the Company all Company property (including, but not limited to, keys, credit cards, customer files, contracts, proposals, work in process, manuals, forms, computer- stored work in process and other computer data, research materials, other items of business information concerning any Company customer, or Company business or business methods, including all copies thereof) which is in his possession, custody or control; (iii) bring all such records, files and other materials up to date before returning them; and (iv) fully cooperate with the Company in winding up his work and transferring that work to other individuals designated by the Company.

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6.3             Competitive Business Activities. Employee agrees that during the Term of this Agreement and for a period of time ending on the date occurring one (1) year after the later of the date his employment terminates and/or this Agreement terminates (irrespective of the circumstances of such termination) (the “Non-Competition Period”), Employee will not engage in the following activities:

(a)             on Employee’s own or another’s behalf, whether as an officer, director, stockholder, partner, associate, owner, employee, consultant or otherwise:

(i)             compete with the Company in the Company’s Business;

(ii)             solicit or do business which is the same, similar to or otherwise in competition with the Company’s Business, from or with persons or entities: (a) who are customers of the Company; (b) who Employee or someone for whom he was responsible solicited, negotiated, contracted, serviced or had contact with on the Company’s behalf; or (c) who were customers of the Company at any time during the last year of Employee’s employment with the Company; or

(iii)             offer employment to or otherwise solicit for employment any employee or other person who had been employed by the Company during the last year of Employee’s employment with the Company;

(b)             be employed (or otherwise engaged) in (i) a management capacity, (ii) other capacity providing the same or similar services which Employee provided to the Company, or (iii) any capacity connected with competitive business activities, by any person or entity that engages in the same, similar or otherwise competitive business as the Company’s Business; or

             (c)             directly or indirectly take any action, which is materially detrimental, or otherwise intended to be adverse to the Company’s goodwill, name, business relations, prospects and operations.

6.3.1             The restrictions set forth in Section 6.3(a)(i) apply to the following geographical areas: (i) within a 60-mile radius of the location of the Company’s headquarters during Employee’s employment with the Company; (ii) any city, metropolitan area, county, or state in which Employee’s substantial services were provided, or for which Employee had substantial responsibility, or in which Employee worked on Company projects, while employed by the Company; (iii) any city, metropolitan area, county, or state in which the Company is located or does or, during Employee’s employment with Company, did business.

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6.3.2             Notwithstanding the foregoing, Employee’s ownership, directly or indirectly, of not more than one percent of the issued and outstanding stock of a corporation the shares of which are regularly traded on a national securities exchange or in the over-the-counter market shall not violate Section 6.3.

6.4             Remedies. Employee acknowledges that his failure to abide by the Confidential Information, Company Property or Competitive Business Activities provisions of this Agreement would cause irreparable harm to the Company for which legal remedies would be inadequate. Therefore, in addition to any legal or other relief to which the Company may be entitled by virtue of Employee’s failure to abide by these provisions; the Company may seek legal and equitable relief, including, but not limited to, preliminary and permanent injunctive relief, for Employee’s actual or threatened failure to abide by these provisions without the necessity of posting any bond, and Employee will indemnify the Company for all expenses including attorneys’ fees in seeking to enforce these provisions.

6.5             Tolling. The period during which Employee must refrain from the activities set forth in Sections 6.1 and 6.3 shall be tolled during any period in which he fails to abide by these provisions.

6.6             Other Agreements. Nothing in this Agreement shall terminate, revoke or diminish Employee’s obligations or the Company’s rights and remedies under law or any agreements relating to trade secrets, confidential information, non-competition and intellectual property which Employee has executed in the past, or may execute in the future or contemporaneously with this Agreement.

7.             EXECUTIVE REPRESENTATION. Employee represents and warrants that his employment and obligations under this Agreement will not (i) breach any duty or obligation he owes to another or (ii) violate any law, recognized ethics standard or recognized business custom.

8.             RESIGNATION OF ALL OTHER POSITIONS. Upon termination of Employee’s employment hereunder, for any reason, Employee shall be deemed to have resigned from all positions that Employee holds as an officer or member of the Board of Directors of the Company or any of its affiliates.

9.             WAIVER OF BREACH. The Company’s or Employee’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party.

10.             ENTIRE AGREEMENT. Except as expressly provided in this Agreement, this Agreement: (i) supersedes and cancels all other understandings and agreements, oral or written, with respect to Employee’s employment with the Company including any prior employment agreement; (ii) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (iii) constitutes the sole agreement between the parties with respect to this subject matter. Each party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (ii) no agreement, statement or promise not contained in this Agreement shall be valid. No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.

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11.             SEVERABILITY. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement. Additionally, if any of the provisions, clauses or phrases in Section 6, Trade Secrets, Confidential Information, Company Property and Competitive Business Activities, are held unenforceable by a court of competent jurisdiction, then the parties desire that such provision, clause, or phrase be “blue-penciled” or rewritten by the court to the extent necessary to render it enforceable.

12.             PARTIES BOUND. The terms, provisions, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the Company’s successors and assigns. Employee may not assign this Agreement.

13.             REMEDIES. Employee acknowledges that his breach of this Agreement would cause the Company irreparable harm for which damages would be difficult, if not impossible, to ascertain and legal remedies would be inadequate. Therefore, in addition to any legal or other relief to which the Company may be entitled by virtue of the Employee’s breach or threatened breach of this Agreement, the Company may seek equitable relief, including but not limited to preliminary and injunctive relief, and such other available remedies.

14.             GOVERNING LAW. This Agreement and the employment relationship created by it shall be governed by North Carolina law.

15.             SECTION 409A OF THE INTERNAL REVENUE CODE.

15.1             Parties’ Intent. The parties intend that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Employee to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of Employee, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Employee and the Company of the applicable provision shall be maintained, and the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plan or program in which Employee participates to bring it in compliance with Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Section 409A so long as it has acted in good faith with regard to compliance therewith.

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15.2             Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean “Separation from Service.”

15.3             Separate Payments. Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A.

15.4             Delayed Distribution to Key Employees. If the Company determines in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Company’s sole discretion, that the Employee is a Key Employee of the Company on the date his employment with the Company terminates and that a delay in benefits provided under this Agreement is necessary to comply with Code Section 409A(A)(2)(B)(i), then any severance payments and any continuation of benefits or reimbursement of benefit costs provided by this Agreement, and not otherwise exempt from Section 409A, shall be delayed for a period of six (6) months following the date of termination of the Employee’s employment (the “409A Delay Period”). In such event, any severance payments and the cost of any continuation of benefits provided under this Agreement that would otherwise be due and payable to the Employee during the 409A Delay Period shall be paid to the Employee in a lump sum cash amount in the month following the end of the 409A Delay Period. For purposes of this Agreement, “Key Employee” shall mean an employee who, on an Identification Date (“Identification Date” shall mean each December 31) is a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) thereof. If the Employee is identified as a Key Employee on an Identification Date, then Employee shall be considered a Key Employee for purposes of this Agreement during the period beginning on the first April 1 following the Identification Date and ending on the following March 31.

16.             Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures affixed thereto were upon the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year first written above.

EMPLOYEE

BY:/s/ Richard H. Moore
Richard H. Moore

First Bancorp

BY:/s/ Anna G. Hollers

Title: EVP, Secretary, and Chief Operating Officer

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EXHIBIT A

FIRST BANCORP

PERFORMANCE INCENTIVE PLAN

THIS PERFORMANCE INCENTIVE PLAN (the “PIP”) establishes the terms of the annual bonus opportunity set forth in the employment agreement by and between Richard H. Moore (the “Participant”) and First Bancorp (the “Company”) effective as of September 4, 2012 (the “Employment Agreement”). The PIP provides for the grant of an incentive award opportunity under and subject to the terms of the Company’s 2007 Equity Plan (the “2007 Plan”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the 2007 Plan.

1.              Annual Bonus Opportunity; Determination of Annual Bonus. Each year, the Participant will have the opportunity to earn an annual bonus of up to Six Hundred Thousand Dollars ($600,000). The amount payable will be determined based on performance against the Company’s performance goal with respect to modified earnings per share established by the Committee for the applicable performance year (the “EPS Goal”) and the following scale:

Performance	Award
Threshold	$150,000
Target	$300,000
Maximum	$600,000

The amount payable where performance is greater than Threshold but less than Target or greater than Target but less than Maximum shall be determined on the basis of straight line interpolation between points. Payment of the amount determined to be payable (the “Annual Bonus”) is conditioned on (i) the Participant’s continued employment with the Company through December 31 of the performance year, as described in Section 6 below, and (ii) First Bank’s having achieved a satisfactory regulatory review as of such date as determined by the Board.

2.             Form of Payment. The Annual Bonus shall be paid 50% in cash and 50% in Restricted Stock. The number of shares of Restricted Stock deliverable shall be determined by dividing (x) by (y) where (x) is 50% of the Annual Bonus and (y) is the closing price of a share of Company Stock as reported on the NASDAQ on the trading day immediately preceding the date of grant, rounded down to the nearest whole number. The Restricted Stock shall be granted on the Company’s usual form of Restricted Stock Award Agreement and vest in thirds over three years with one-third vesting on each of the first, second and third anniversaries of December 31 of the performance year; provided, however, that in the event of a Change in Control, any unvested Restricted Stock granted pursuant to this PIP shall immediately vest in full.

3.             Latest Payment Date; Tax Withholding. All Annual Bonus payments, if any, shall be made not later than March 15 of the calendar year following the performance year. The minimum tax withholding amount with respect to the cash and Restricted Stock portions of the Annual Bonus shall be withheld from the cash portion of such payment.

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4.              Administration; Nature of Awards. The PIP shall be administered by the Committee as described in the 2007 Plan. The Committee may in its discretion consult with outside advisors or internal Company resources for purposes of making any determinations in connection with its administration of the PIP. The bonus opportunities hereunder are intended to qualify as Performance Unit Awards under the 2007 Plan. The PIP is unfunded and any cash payments by the Company hereunder shall be made from the general assets of the Company.

5.               Intent with Respect to Section 162(m). The annual bonus opportunity is intended to qualify for the performance-based compensation exception under Section 162(m) of the Code.

6.               Termination of Employment. No Annual Bonus shall be payable to or in respect of a Participant, except as the Committee shall otherwise expressly determine, unless the Participant is employed by the Company on December 31 of the performance year.

7.               Availability of Common Stock. If, when an Annual Bonus becomes payable in respect of any performance year, the number of shares of Common Stock needed to grant any Restricted Stock exceeds the number of shares then available under the 2007 Plan, the Company will pay out the value of any Restricted Stock in excess of the number available in cash and determine the cash amount by reversing the calculation under Section 2 above used to determine the number of shares of Restricted Stock deliverable.

8.               Clawback. If the participant receives an Annual Bonus payment under the PIP based on financial statements that are subsequently required to be restated in a way that would decrease the amount to which the Participant was entitled, the Participant will refund to the Company the difference between what the Participant received and what the Participant should have received; provided that no refund will be required for Annual Bonus payments made more than three years prior to the date on which the Company is required to prepare the applicable restatement. The value of any difference to be refunded will be determined in a manner consistent with regulations the Securities and Exchange Commission may adopt pursuant to Section 945 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

9.               Amendment. The PIP, including the EPS Goal once established by the Committee for a given performance year, may be amended by the Company only with the written consent of the Participant.

10.             409A. This PIP shall be construed and administered consistent with the intent that it at all times be in compliance with or exempt from the requirements of Section 409A of the Code and the regulations promulgated thereunder.

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The Company hereby certifies that the PIP was adopted effective as of September 4, 2012.

FIRST BANCORP
By: /s/ Anna G. Hollers Its: EVP, Secretary, and Chief Operating Officer

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EXHIBIT B

FIRST BANCORP

2007 EQUITY PLAN

STOCK OPTION AWARD AGREEMENT

THIS STOCK OPTION AWARD AGREEMENT (this “Agreement”) is made by and between Richard H. Moore (the “Participant”) and First Bancorp (the “Company”), effective as of August 28, 2012 (the “Grant Date”).

WHEREAS, the Participant has entered into an employment agreement, executed and effective as of the date hereof, by and between the Participant and the Company (the “Employment Agreement”); and

WHEREAS, in accordance with the terms of the Employment Agreement, the Compensation Committee of the Company’s Board of Directors (the “Committee”) desires to award a nonqualified stock option to the Participant pursuant to the First Bancorp 2007 Equity Plan (the “Plan”).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties agree as follows:

1.               Grant of Option. Pursuant to the Plan, the Company hereby grants to the Participant, as of the Grant Date, an option (the “Option”) to purchase all or any part of an aggregate of 75,000 shares of the Company’s Common Stock (the “Option Shares”), subject to, and in accordance with, the terms and conditions set forth in this Agreement and the Plan. The exercise price per Option Share (the “Exercise Price”) is $9.76, the Fair Market Value of a share of the Company’s Common Stock on the Grant Date. The Option and this Agreement are subject to all of the terms and conditions of the Plan, which terms and conditions are hereby incorporated by reference, and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan. The Option is not intended to constitute an “incentive stock option” as that term is used in Section 422 of the Internal Revenue Code, as amended.

2.               Term. Subject to earlier termination as hereinafter provided, the term of the Option shall be ten (10) years (the “Term”).

3.               Vesting. Subject to earlier vesting or termination as hereinafter provided, the Option shall become fully vested and exercisable with respect to all the Option Shares on December 31, 2014 (the “Vesting Date”) if, as of such date, the Company’s performance goal with respect to modified earnings per share as established by the Committee on the date hereof for such date (the “EPS Goal”) has been met. If these requirements are not met as of the Vesting Date, the Option will terminate.

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4.               Change in Control. Subject to Section 5 below, in the event of a Change in Control, the Committee may accelerate the vesting of the Option in its discretion, except that if the Participant terminates for Good Reason within twelve (12) months following a Change in Control, the Option shall vest in full. For this purpose, “Good Reason” shall have the meaning set forth in the Employment Agreement (as in effect on the date hereof) and the Participant shall have given the Company thirty (30) days notice of the condition the Participant contends constitutes Good Reason and thirty (30) days in which to remedy the condition.

5.               Termination of Employment. If the Participant’s employment is terminated by the Company without Cause or as a result of the Participant’s death or Disability, then the Option shall vest in full. Except as set forth in Section 4 above, if the Participant resigns or ceases to be employed by the Company for any other reason, then to the extent not previously vested, the Option shall terminate. For purposes of this Agreement, “Cause” shall have the meaning set forth in the Employment Agreement (as in effect on the date hereof).

6.                Termination of Option. In no case will the vested Option be exercised by anyone after the first to occur of the following events:

(a)               The expiration of the Term of the Option;

(b)              The date that is three (3) months after the date of termination of the Participant’s employment for any reason other than death, Disability or Cause;

(c)               The date that is one year after the date of the Participant’s termination as a result of death (during which period the Option may be exercised by the Participant’s Personal Representative) or Disability; or

(d)               The date the Company terminates the Participant’s employment for Cause.

7.                 Exercise of Option. Subject to the terms of this Agreement and the Plan, the vested Option may be exercised in whole or in part by giving written notice to the Chief Financial Officer of the Company at its corporate headquarters. Such notice shall specify the number of Option Shares that the Participant elects to purchase and shall be accompanied by payment of the Exercise Price for the Option Shares indicated by the Participant’s election. Payment shall be by cash or by check payable as directed by the Company, except as may otherwise be permitted in accordance with such rules and procedures, if any, as established by the Committee for such purpose from time to time. The Option shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable state or federal securities laws or the rules and regulations of any securities exchange on which the Company’s common stock is traded. If the Company makes such a determination, it shall use all reasonable efforts to obtain compliance with such laws, rules and regulations. In making any determination hereunder, the Company may rely on the opinion of counsel for the Company.

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8.                 No Rights as Shareholder. The Participant shall not have any rights of a shareholder with respect to the Option Shares until a stock certificate has been duly issued following exercise of the Option as provided herein.

9.                 Nontransferability. Except as otherwise approved by the Committee, the Option granted pursuant to this Agreement is not transferable other than by will, the laws of descent and distribution or a qualified domestic relations order.

10.              Beneficiary Designation. Each Participant may name a beneficiary or beneficiaries to receive or exercise the vested Option at the Participant’s death. Unless otherwise provided in the beneficiary designation, each designation will revoke all prior designations made by the same Participant, must be made on a form prescribed by the Committee, and will be effective only when filed in writing with the Committee. If a Participant has not made an effective beneficiary designation, the deceased Participant’s beneficiary will be the Participant’s surviving spouse or, if none, the deceased Participant’s estate. The identity of a Participant’s designated beneficiary will be based only on the information included in the latest beneficiary designation form completed by the Participant and will not be inferred from any other evidence.

11.              Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, which shall have all powers with respect to this Agreement as it has with respect to the Plan (to the fullest extent permitted by the Plan). Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons. If and to the extent of a conflict between this Agreement and the terms of the Plan, the terms of this Agreement will govern.

12.              No Right to Employment. The granting of the Option shall not be deemed (a) to create any obligation on the part of the Company or any Subsidiary to retain the Participant in the employ of, or continue the provision of services to, the Company or any Subsidiary, or (b) to be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue as an employee for any period of time or at any particular rate of compensation.

13.              Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state and local taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the exercise of the Option. With respect to withholding required upon any taxable event arising as a result of the exercise of the Option, the Participant may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares of Company Stock having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

14.              Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first-class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s corporate headquarters.

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15.              Amendment. This Agreement may be amended only by mutual written agreement of the parties.

16.              Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

17.              Severability.  The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

18.              Counterparts; Further Instruments. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused this Agreement to be executed in its name and on its behalf, effective as of the Grant Date.

PARTICIPANT
BY:/s/ Richard H. Moore Richard H. Moore

FIRST BANCORP
BY:/s/ Anna G. Hollers Its: EVP, Secretary, and Chief Operating Officer

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EXHIBIT C

FIRST BANCORP

2007 EQUITY PLAN

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is made by and between Richard H. Moore (the “Participant”) and First Bancorp (the “Company”), effective as of August 28, 2012 (the “Grant Date”).

WHEREAS, the Participant has entered into an employment agreement, executed and effective as of the date hereof, by and between the Participant and the Company (the “Employment Agreement”); and

WHEREAS, in accordance with the terms of the Employment Agreement, the Compensation Committee of the Company’s Board of Directors (the “Committee”) desires to award a nonqualified stock option to the Participant.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties agree as follows

1.                  Grant of Restricted Stock Award.  Pursuant to the Plan, the Company hereby grants to the Participant, as of the Grant Date, a Restricted Stock Award (the “Award”) for 40,000 shares of the Company’s Company Stock (the “Shares”), subject to, and in accordance with, the terms and conditions set forth in this Agreement and the Plan.  The Award and this Agreement are subject to all of the terms and conditions of the Plan, which terms and conditions are hereby incorporated by reference, and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.                  Restriction Period. Subject to earlier vesting or termination as hereinafter provided, the Award shall become fully vested on December 31, 2015 (the “Vesting Date”) if, as of such date, the Company’s performance goal with respect to modified earnings per share as established by the Committee on the date hereof for such date (the “EPS Goal”) has been met. If these requirements are not met as of the Vesting Date, the Option will terminate. If these requirements are not met as of the Vesting Date, the Award will terminate.

3.                  Change in Control. Subject to Section 4 below, in the event of a Change in Control, the Committee may accelerate the vesting of the Award in its discretion, except that if the Participant terminates for Good Reason within twelve (12) months following a Change in Control, the Award shall vest in full. For this purpose, “Good Reason” shall have the meaning set forth in the Employment Agreement (as in effect on the date hereof) and the Participant shall have given the Company thirty (30) days notice of the condition the Participant contends constitutes Good Reason and thirty (30) days in which to remedy the condition.

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4.               Termination of Employment. If the Participant’s employment is terminated by the Company without Cause or as a result of the Participant’s death or Disability then the Award shall vest in full. Except as set forth in Section 3 above, if the Participant resigns or ceases to be employed by the Company for any other reason, then to the extent not previously vested, the Award shall terminate. For purposes of this Agreement, “Cause” shall have the meaning set forth in the Employment Agreement (as in effect on the date hereof).

5.               Settlement of Award.  The Award shall be payable in whole shares of Company Stock upon vesting.

6.               Nontransferability of Award and Shares.  The Award shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will, the laws of descent and distribution or a qualified domestic relations order. The designation of a beneficiary does not constitute a transfer. The Participant shall not sell, transfer, assign, pledge or otherwise encumber the Shares subject to the Award until the Restriction Period has expired and all conditions to vesting and transfer have been met.

7.               Beneficiary Designation.  Each Participant may name a beneficiary or beneficiaries to receive any vested Award that is unpaid at the Participant’s death.  Unless otherwise provided in the beneficiary designation, each designation will revoke all prior designations made by the same Participant, must be made on a form prescribed by the Committee and will be effective only when filed in writing with the Committee.  If a Participant has not made an effective beneficiary designation, the deceased Participant’s beneficiary will be the Participant’s surviving spouse or, if none, the deceased Participant’s estate.  The identity of a Participant’s designated beneficiary will be based only on the information included in the latest beneficiary designation form completed by the Participant and will not be inferred from any other evidence.

8.               Administration.  The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, which shall have all powers with respect to this Agreement as it has with respect to the Plan (to the fullest extent permitted by the Plan).  Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons. If and to the extent of a conflict between this Agreement and the terms of the Plan, the terms of the Plan will govern.

9.               No Right to Employment.  The granting of any Award pursuant to this Agreement shall not be deemed (a) to create any obligation on the part of the Company or any Subsidiary to retain the Participant in the employ of, or continue the provision of services to, the Company or any Subsidiary, or (b) to be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue as an employee for any period of time or at any particular rate of compensation.

10.             Certificates for Shares; Rights as Shareholder.  The Shares underlying the Award will be represented in a book entry account in the name of the Participant. The Participant shall be entitled to receive dividends during the Restriction Period and shall have the right to vote such Shares and shall have all other Shareholder rights, with the exception that (i) unless otherwise provided by the Committee, if any dividends are paid with respect to the Shares in shares of Company Stock, those shares will be subject to the same restrictions as the Shares, (ii) the Participant will not be entitled to delivery of any stock certificate evidencing the Shares underlying the Award during the Restriction Period, (iii) the Company will retain custody of the Shares underlying the Award during the Restriction Period, and (iv) a breach of a restriction or a breach of the terms and conditions of this Agreement or the Plan will cause a forfeiture of the Award.

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11.             Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state and local taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the grant of the Award and delivery of the Shares. With respect to withholding required upon any taxable event arising as a result of an Award granted hereunder, a Participant may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares of Company Stock having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

12.             Notices.  Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first-class mail.  Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt.  Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s corporate headquarters.

13.             Amendment.  This Agreement may be amended only by mutual written agreement of the parties.

14.             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

15.             Severability.  The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

16.             Counterparts; Further Instruments. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

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IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused this Agreement to be executed in its name and on its behalf, effective as of the Grant Date.

PARTICIPANT
BY:/s/ Richard H. Moore Richard H. Moore

FIRST BANCORP
BY:/s/ Anna G. Hollers Its: EVP, Secretary, and Chief Operating Officer

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